QuickLinks -- Click here to rapidly navigate through this document
CUSIP NO. 038334108	13D	Page 17 of 17

Exhibit 2

TRANSACTIONS IN SHARES EFFECTED
BY REPORTING PERSONS DURING PAST 60 DAYS

Name	Nature of Transaction	Date of Transaction (Trade Date)	Number Of Shares	Price Per Share
William W. Bach	Open Market Sale	01/17/2003	10,000	$1.50
William W. Bach	Open Market Sale	01/08/2003	10,000	$1.31

QuickLinks

  Exhibit 2